COINSURANCE AND MODIFIED COINSURANCE AGREEMENT

Between

METROPOLITAN LIFE INSURANCE COMPANY

(referred to as the Ceding Company)

and

FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

(referred to as the Reinsurer)

i

COINSURANCE AND MODIFIED COINSURANCE AGREEMENT

THIS COINSURANCE AND MODIFIED COINSURANCE AGREEMENT (this “Agreement”) is made and entered into on November 16, 2023 (the “Closing Date”) and is effective as of the Effective Time by and between Metropolitan Life Insurance Company, a New York-domiciled insurance company (the “Ceding Company”), and First Allmerica Financial Life Insurance Company, a Massachusetts-domiciled insurance company (the “Reinsurer”). For purposes of this Agreement, the Ceding Company and the Reinsurer shall each be deemed a “Party” and together the “Parties.”

WHEREAS, the Ceding Company, Metropolitan Tower Life Insurance Company, a Nebraska-domiciled insurance company (“MTL”), the Reinsurer and Commonwealth Annuity and Life Insurance Company, a Massachusetts-domiciled insurance company (“CwA”), have entered into a Master Transaction Agreement dated as of May 25, 2023 (the “Master Transaction Agreement”);

WHEREAS, the Master Transaction Agreement provides, among other things, for the Ceding Company and the Reinsurer to enter into this Agreement;

                                                                                                                                                                                                                                                                                                                            and

WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, MTL and CwA will enter into a Coinsurance and Modified Coinsurance Agreement pursuant to which MTL will cede to CwA certain blocks of retail universal life and variable universal life policies and retail fixed deferred and fixed and variable immediate annuity contracts written by MTL (the “MTL Reinsurance Agreement”).

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions. The following terms have the respective meanings set forth below throughout this Agreement:

“Accrued Interest”

“Action” means any claim, action, suit, litigation, arbitration, investigation, hearing, charge, complaint, demand or other similar proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.

“ADBR” means the accelerated death benefit rider

“Additional Consideration” has the meaning set forth in Section 3.2(a).

“Additional Reports” has the meaning set forth in Section 3.10(b).

“Adjusted MLIC Ceding Commission”

“Administrative Services” has the meaning set forth in Section 4.1(a).

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Allocated Premium Taxes”

“Annuitization” or “Annuitize” means an exchange of (a) the entire accumulated cash value of a Reinsured Contract that is an annuity contract or (b) the entire death benefit of a Reinsured Contract that is a life insurance policy for a series of periodic income payments, whether for a specific period of time or for the life of the annuitant, insured life or other beneficiary.

“Applicable Privacy Laws” means applicable Laws relating to privacy, data protection, information security, data breach or the collection and use of personal information, including, but not limited to, the Gramm-Leach Bliley Act, 15 U.S.C. § 6809(4); the California Consumer Privacy Act,

Cal. Civ. Code § 1798.100 et Seq; the New York Department of Financial Services Cybersecurity Rule, 23 NYCRR 500; and any U.S. state level adoption of the NAIC Model Laws #668, #670, #672, and #673.

“Applicable Tax Gross-Up Percentage”

“Asset Report” has the meaning set forth in Section 5.4.

“Books and Records” means all (either originals or copies at the discretion of the Ceding Company) books and records and all other similar documentation in the possession or control of the Ceding Company or its Affiliates or service providers to the extent relating to the Reinsured Liabilities, the Reinsured Contracts or the Separate Accounts,

“Business” has the meaning set forth in the Master Transaction Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York or Boston, Massachusetts are required or authorized by Law to be closed.

“Capital Reporting Deadline”

“Cash Surrender Value” means, as of any date of determination and with respect to any Reinsured Contract in pre-payout status, the cash surrender value of such Reinsured Contract in the general account of the Ceding Company, as determined in accordance with the terms of such Reinsured Contracts, determined without regard to the transactions contemplated hereby, as of such date.

“Ceding Company” has the meaning set forth in the Preamble.

“Ceding Company Domiciliary State” means the State of New York, or, if the Ceding Company changes its state of domicile to another state within the United States, such other state.

“Ceding Company Domiciliary State SAP” means the statutory accounting principles prescribed by the Insurance Regulator for the Ceding Company Domiciliary State consistently applied.

“Ceding Company Indemnified Parties” has the meaning set forth in Section 9.1.

“Ceding Company Report” has the meaning set forth in Section 5.7(b).

“Ceding Company Statutory Reserves” means, as of any date of determination, the aggregate statutory reserve (including IBNR reserves, unearned premium reserves and other premium accruals) amount for the General Account Liabilities calculated in accordance with the Ceding Company Domiciliary State SAP as would be reflected on Line 1, Line 3, Line 4, Line 6, and, solely to the extent relating to VUL CRVM reserves, Line 13 of the Ceding Company’s Statutory Financial Statement (or the equivalent lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2022), as calculated by the Ceding Company as of such date of determination (without giving effect to this Agreement) determined in a manner consistent with the Ceding Company’s historical practices, methodologies and assumptions (unless deviation from such historical practices, methodologies and assumptions is required by the Ceding Company Domiciliary State SAP as of such date of determination, in which case the Ceding Company and the Reinsurer shall cooperate in good faith in the implementation of updating such practices, methodologies or assumptions to comply with Ceding Company Domiciliary State SAP) net of (without duplication) statutory reserves

“Closing” means the closing of the transactions contemplated by the Master Transaction Agreement, including entry into this Agreement                   to occur on the Closing Date.

“Closing Date” has the meaning set forth in the Preamble.

“Code” means the United States Internal Revenue Code of 1986.

“Collateral” has the meaning set forth in Section 5.8.

“Company Action Level RBC” means, with respect to any insurance company, company action level RBC as calculated in accordance with the applicable Laws of such insurance company’s state of domicile in effect as of the date of determination.

“Confidential Information” with respect to a Party, means any and all information provided by, made available by or provided or made available on behalf of such Party, any of its Affiliates or Representatives, on, before or after the date hereof, including, with respect to the Ceding Company, Personal Information and all data relating to the Policyholders of the Reinsured Contracts which are maintained, processed or generated by the Ceding Company or, if applicable, the Reinsurer in connection with the Reinsured Liabilities and including the contents of this Agreement or the other Transaction Agreements not otherwise publicly disclosed, but shall not include the existence of this Agreement and the identity of the Parties; provided, that Confidential Information does not include information that (a) is generally available to the public other than as a result of a disclosure by the receiving Party in violation of its confidentiality obligation, (b) is independently developed by the receiving Party, its Affiliates or any of its Representatives without use or access to the disclosing Party’s Confidential Information, or (c) is rightfully obtained by the receiving Party from a third party without, to the knowledge of the receiving Party, breach by such third party of a duty of confidentiality of any nature to the disclosing Party; provided, further, that the foregoing exceptions shall not supersede the obligations of the receiving Party with respect to any Personal Information.

“Contested Claim” has the meaning set forth in Section 4.7.

“Contested Claims Expenses” has the meaning set forth in Section 4.7.

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Covered Riders”

“CwA” has the meaning set forth in the Recitals.

“DAC Tax Election” has the meaning set forth in Section 10.2(a).

“Effective Time” means November 1, 2023.

“Estimated Closing Statement” has the meaning set forth in the Master Transaction Agreement.

“Excluded Liabilities”

“Excluded Premium” has the meaning set forth in Section 3.2(b).

“Excluded Rider” means any contract rider issued in respect of any Reinsured Contract other than the Covered Riders.

“Existing IMR Amount”

“Expense Allowance” means, for each Monthly Accounting Period, an amount determined in accordance with Schedule C.

“Fair Market Value” means, with respect to any asset, the value thereof (including Accrued Interest)

“GAAP” means the accounting principles and practices generally accepted in the United States at the relevant time.

“General Account Liabilities” means all of the following Liabilities of the Ceding Company (and with respect to clause (d) of this definition, all Liabilities of any of its Affiliates to the extent not greater than amounts described on Schedule E), except as otherwise set forth below in clauses (c), (d), (e), (f), (i) and (j), whether incurred before, at or after the Effective Time, arising out of or resulting from the Reinsured Contracts for which the Quota Share of the applicable Cash Surrender Value was transferred to the Reinsurer as part of the Initial Premium                                                                                                                         net of Reinsurance Recoveries, but excluding Separate Account Liabilities and Excluded Liabilities:

(a) all (i) incurred but not reported claims, claims and benefits (including death benefits, secondary guarantee death benefits, guaranteed minimum death benefits, reduced paid-up death benefits, endowments or matured endowments, paid-up additions, lump-sum payments, deferred payments, payments in respect of market value adjustments, rights to purchase additional coverage and any other settlement options), policyholder dividends, unearned premiums, interest on claims or unearned premiums, interest on policy funds, withdrawals, surrenders, amounts payable for returns or refunds of premiums, policy loans made under the terms of any Reinsured Contract and other contract benefits                                                     in each case, arising under the express terms and conditions of, and subject to the limitations set forth in, the Reinsured Contracts (including all amounts that are finally determined by a court of competent jurisdiction to be owed to a Policyholder under the express terms and conditions of a Reinsured Contract) and whether such amounts are escheated or paid to Policyholders or beneficiaries of the Reinsured Contracts and (ii) without duplication, Contested Claims Expenses in connection with Contested Claims in which the Reinsurer elects to participate in accordance with Section 4.7;

(b) all Liabilities arising out of changes to the terms and conditions of the Reinsured Contracts effected in accordance with Section 2.2;

(d) all commissions and other amounts described on Schedule E that are incurred in respect of a Monthly Accounting Period (or portion thereof) beginning on or after the Effective Time;

(e) all assessments and similar charges that are incurred at or after the Effective Time with respect to the Reinsured Contracts in connection with participation by the Ceding Company, whether voluntary or involuntary, in any guaranty association established or governed by any state or other jurisdiction, arising on account of insolvencies, rehabilitations or similar proceedings, to the extent allocated to the Reinsured Contracts using the same allocation methodology used by the applicable guaranty association to assess the Ceding Company;

(f) all Allocated Premium Taxes attributable to Premiums received in respect of a Monthly Accounting Period (or portion thereof) beginning on or after the Effective Time;

(g) all Liabilities that are (i) in respect of any Reinsured Contracts, amounts held in the general account of the Ceding Company pending transfer to the Separate Accounts, or (ii) in respect of any Reinsured Contracts that contemplate payment from a Separate Account, the amount of such payment that exceeds the assets of such Separate Account (without duplication of the amounts set forth in clause (a) above);

“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body having jurisdiction.

“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“IMR” means an interest maintenance reserve.

“Independent Accounting Firm” has the meaning set forth in Section 5.7(f).

“Independent Actuary” has the meaning set forth in Section 5.7(f).

“Intellectual Property” has the meaning set forth in the Master Transaction Agreement.

“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance companies in such jurisdiction.

“Interest Rate”

“Law” means any United States or non-United States federal, state or local statute, law, ordinance, rule, regulation, code, written administrative interpretation or principle of common law or equity imposed by a Governmental Authority and any Governmental Order.

“Liabilities”

“M&E Fees” has the meaning set forth in Section 3.11.

“Master Transaction Agreement” has the meaning set forth in the Recitals.

“Monthly Accounting Period”

“Monthly Settlement Statement”

“MTL” has the meaning set forth in the Recitals.

“MTL Reinsurance Agreement” has the meaning set forth in the Recitals.

“Net Settlement” has the meaning set forth in Section 3.3(a).

“Non-Guaranteed Elements” means the cost of insurance charges, rider charges, credited interest rates, mortality charges, loads and expense charges, administrative expense risk charges, premium loads, lump sum payment options, policy loads, variable premium rates, premium rates for the period of time for which premium amounts are fixed and constant has expired, variable paid-up amounts, dividends and any other policy features that are subject to change at the election of the Ceding Company, including such items set forth in Actuarial Standard of Practice 2-Non-Guaranteed Charges or Benefits for Life Insurance Policies and Annuity Contracts in effect as of the Effective Time and any successor rules for such Non-Guaranteed Elements as in effect from time to time.

“Out-of-Pocket Costs” means costs and expenses incurred by a Party or its Affiliates which are owned or payable to a third party.

“Parties” has the meaning set forth in the Preamble.

“Party” has the meaning set forth in the Preamble.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, joint-stock company, trust, governmental, judicial or regulatory body, business unit, division (including a segregated cell or segregated account), association or organization or other entity.

“Personal Information” means any information or data relating to the Reinsured Contracts or other contracts issued by the Ceding Company that (a) identifies a specific individual or is reasonably capable of identifying a specific individual; or (b) is “personal data,” “personal information,” or other similar terms as defined by an Applicable Privacy Law; provided that information that is otherwise publicly available (as “publicly available” is defined by Applicable Privacy Law) shall not be considered “Personal Information”; provided, further, that “Personal Information” does not include de-identified personal data, which is information that does not identify, or cannot reasonably identify, relate to, describe, be capable of being associated with or be linked, directly or indirectly with an individual.

“Policy Loan Balance”

“Policy Loan Repayments” means the amounts collected by or on behalf of the Ceding Company in respect of contract loans made under the terms of the Reinsured Contracts.

“Policyholder” means the holder of any Reinsured Contract.

“Premium Taxes” means all taxes assessed in respect of the Premiums under the Reinsured Contracts by any Governmental Authority.

“Premiums” means premiums, considerations, deposits and similar amounts collected by or on behalf of the Ceding Company in respect of the Reinsured Contracts.

“Producer” means any broker, insurance producer, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person, including any employee of the Ceding Company or its Affiliates, responsible for writing, marketing, producing, selling or soliciting Reinsured Contracts.

“Producer Agreements” has the meaning set forth in Section 4.5.

“Quota Share

“RBC Calculation” has the meaning set forth in Section 3.9(a).

“RBC Ratio” means, with respect to any U.S. domiciled insurance or reinsurance company, the percentage equal to (a) the quotient of the Total Adjusted Capital of such insurance or reinsurance company, divided by the Company Action Level RBC, multiplied by

“Recapture Triggering Event” means any of the following occurrences:

(a)  the RBC Ratio of the Reinsurer             as of any calendar quarter-end is below    and the Reinsurer             as applicable, has not cured such shortfall as of the applicable Capital Reporting Deadline; provided that such Recapture Triggering Event may be cured by the Reinsurer providing the Ceding Company with evidence that the Reinsurer             as applicable, has restored its RBC Ratio to at least

(c)  there has been a failure by the Reinsurer (i) to timely pay any undisputed Net Settlement amounts in accordance with Section 3.3(a) in an aggregate amount                                                                                                                                                                                                                                                                       and     such failure has not been cured within         calendar days after written notice thereof from the Ceding

Company;

(d)  a Reserve Credit Event has occurred and the Reinsurer has not remedied such event in accordance with the timeframes set forth in Section 5.1;

(e)  the Reinsurer,                         (i) has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or (ii) there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations;

“Regulatory Action” has the meaning set forth in Section 4.8(b).

“Reinstatement” means, with respect to any Reinsured Contract that lapses or terminates, returning to active deferred status, including after the reversal of an Annuitization.

“Reinsured Contracts” means (a) those retail universal life, universal life with supplemental guarantees and variable universal life insurance policies and retail fixed deferred and fixed and variable immediate annuity contracts, in each case that are further described on Schedule G, including all binders, slips, individual certificates, applications therefor, supplementary contracts, payout annuities, endorsements, settlement options and any Covered Riders thereto issued or entered into in connection with such contracts, issued,                                             by the Ceding Company, that are described with their applicable plans, coverages and policy specifications in the seriatim file comprising Schedule H issued on the policy forms and, where

applicable, the Covered Riders, set forth on Schedule G;                                             (c) life insurance policies and annuity contracts issued after the Effective Time that are reinsured pursuant to Section 2.12(b) or Section 2.12(c); provided, however, that “Reinsured Contracts” shall not include any riders other than the Covered Riders. For the avoidance of doubt, Reinsured Contracts shall include new certificates issued after the Effective Time to eligible participants under any group annuity contract constituting FA Specified Contracts (as defined in the Master Transaction Agreement). For the avoidance of doubt, Reinsured Contracts shall not include any Excluded Riders.

“Reinsured Liabilities” means, collectively, the General Account Liabilities, the Separate Account Liabilities

“Reinsured Risks” has the meaning set forth in Section 2.1.

“Reinsurer” has the meaning set forth in the Preamble.

“Reinsurer Domiciliary State” means the Commonwealth of Massachusetts, or, if the Reinsurer changes its domiciliary state to another state within the United States, such other state.

“Reinsurer Indemnified Parties” has the meaning set forth in Section 9.2.

“Representative” of a Person means such Person’s Affiliates and the directors, officers, employees, advisors, agents, stockholders or other equity holders or investors, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.

“Reserve Credit” means full statutory financial statement credit for the reinsurance ceded to the Reinsurer under this Agreement in the Ceding Company’s Statutory Financial Statements required to be filed by the Ceding Company with the Insurance Regulator in the Ceding Company Domiciliary State.

“Reserve Credit Event” means any event that would cause the Ceding Company to not be permitted to receive Reserve Credit in the Ceding Company Domiciliary State.

“Retained Business” has the meaning set forth in Schedule P.

“SAP” means, with respect to either Party, the statutory accounting principles prescribed by the Insurance Regulator for the jurisdiction in which such insurance company is domiciled consistently applied.

“Separate Account Change” has the meaning set forth in Section 2.8(b).

“Separate Account Charges” has the meaning set forth in Section 3.11.

“Separate Account Liabilities” has the meaning set forth in Section 2.8(a).

“Separate Account Reserves” means, as of any date of determination, the aggregate amount of statutory reserves of the Ceding Company with respect to the Separate Account Liabilities calculated in accordance with the Ceding Company Domiciliary State SAP, which the Parties agree will be equal to the market value of the assets in the Separate Accounts related to the Reinsured Contracts as of such date of determination.

“Separate Accounts” means the registered and unregistered separate accounts of the Ceding Company to the extent applicable to the Reinsured Contracts, as identified in Schedule I.

“Significant Subcontractor” has the meaning set forth in Section 4.1(c).

“Software” has the meaning set forth in the Master Transaction Agreement.

“Statutory Book Value”

“Statutory Financial Statements” means, with respect to any insurance company, the annual and quarterly statutory financial statements of such Person filed with the Insurance Regulator charged with supervision of such Person.

“Tax” or “Taxes” has the meaning set forth in the Master Transaction Agreement.

“Tax Returns” has the meaning set forth in the Master Transaction Agreement.

“Total Adjusted Capital” means, with respect to any U.S. domiciled insurance company, as of any date of determination, total adjusted capital as calculated in accordance with the applicable Laws of such insurance company’s domiciliary state as of such date of determination.

“Transaction Agreements” has the meaning set forth in the Master Transaction Agreement.

“Transferred Investment Assets” has the meaning set forth in the Master Transaction Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

ARTICLE II.

BASIS OF REINSURANCE AND BUSINESS REINSURED

Section 2.1. Coverage. Upon the terms and subject to the conditions and other provisions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to reinsure and indemnify the Ceding Company (a) on a coinsurance basis for the Quota Share of the General Account Liabilities and (b) on a modified coinsurance basis for the Quota Share of the Separate Account Liabilities, in each case, that were not paid by the Ceding Company prior to the Effective Time (collectively, the “Reinsured Risks”). The reinsurance effective under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated or recaptured as provided herein

Section 2.2. Insurance Contract Changes; Seriatim List.

Section 2.3. Liability. Subject to the terms and conditions of this Agreement, the Reinsurer’s liability under this Agreement shall attach as of the Effective Time and be subject in all respects to the same terms, rates and conditions with respect to the Reinsured Contracts as the Ceding Company, and, to the same modifications, alterations and cancellations of the Reinsured Contracts as the Ceding Company, the true intent of this Agreement being that the Reinsurer shall, subject to the terms and conditions of this Agreement, follow the fortunes and settlements of the Ceding Company with respect to the Reinsured Liabilities.

Section 2.4. Indemnity Reinsurance. This Agreement is an indemnity coinsurance agreement solely between the Ceding Company and the Reinsurer, and the performance of the obligations of each Party under this Agreement shall be rendered solely to the other Party. The Ceding Company shall be and shall remain the only Party hereunder that is liable to any insured, Policyholder, claimant or beneficiary under any policy reinsured hereunder.

Section 2.5. Territory. The territorial limits of this Agreement shall be identical with those of the Reinsured Contracts.

Section 2.8. Separate Accounts.

(a) Notwithstanding anything contained in this Agreement to the contrary, for each of the Reinsured Contracts that relate to the Separate Account Liabilities, the amount invested on a variable basis in accordance with the terms of such Reinsured Contracts shall be held by the Ceding Company in the Separate Accounts, and Premiums with respect to such Reinsured Contracts shall be deposited in the Separate Accounts to the extent required to be deposited therein by the terms and conditions of such Reinsured Contracts. From and after the Effective Time, the Ceding Company shall retain and own all assets contained in the Separate Accounts and shall hold the Separate Account Reserves with respect to the Reinsured Contracts that are funded, in whole or in part, by one or more of the Separate Accounts and such Separate Account Reserves shall be reported by the Ceding Company on its Separate Account balance sheets, consistent with the Ceding Company Domiciliary State SAP. For each Reinsured Contract that relates to the Separate Account Liabilities, the Reinsurer shall deposit, shall cause to be deposited, or shall transfer to the Ceding Company for deposit any additional amounts required to be deposited into the Separate Accounts after the Effective Time pursuant to the terms of the applicable Reinsured Contract, in each case, except to the extent that such amounts have been previously paid (or provided for) pursuant to the Net Settlement. All amounts to be paid with respect to surrenders, death benefits, other optional benefits, compensation or any other amounts with respect to such Reinsured Contracts that by the express terms of such Reinsured Contracts contemplate payment from the Separate Accounts (excluding any Excluded Liabilities, the “Separate Account Liabilities”) shall be paid out of the Separate Accounts pursuant to Sections 3.3 and 3.11. For the avoidance of doubt, the Ceding Company shall have the right to withdraw from the Separate Accounts all mortality and expense risk charges and any other fees or charges that are payable from the account values of the Reinsured Contracts.

Section 2.10. Additional Premiums. The Ceding Company shall not accept additional premiums on any Reinsured Contract in excess of any requirements to accept additional premiums as set forth in such Reinsured Contract without the prior written consent of the Reinsurer, and any Liability arising out of or related to any such acceptance of additional premium on any Reinsured Contract in breach of this Section 2.10 shall be an Excluded Liability hereunder.

Section 2.12. Replacements; Conversions.

(a)  With respect to any Reinsured Contract that is replaced after the Effective Time with a Replacement Term Policy in accordance with and subject to Section 4.4(b), such Replacement Term Policy shall not become a Reinsured Contract hereunder and the Reinsurer shall pay to the

Ceding Company the Quota Share of the Ceding Company Statutory Reserves relating to such Reinsured Contract immediately prior to such replacement.

(b) In the event any universal life or variable universal life policy or annuity contract included in the Reinsured Contracts is required to be split into two or more policies or contracts (e.g., due to a divorce) after the Effective Time, the resulting universal life or variable universal life policies or annuity contracts, as applicable, will be included as Reinsured Contracts hereunder; provided, however, if any universal life or variable universal life policy included in the Reinsured Contracts is replaced with two or more whole life policies after the Effective Time, such whole life policies will not become Reinsured Contracts hereunder and the Reinsurer shall pay to the Ceding Company the Quota Share of the Ceding Company Statutory Reserves relating to such Reinsured Contract immediately prior to such replacement.

(c) For the avoidance of doubt, in the event a beneficiary of an annuity contract included in the Reinsured Contracts is issued a new annuity contract after the Effective Time pursuant to a beneficiary continuation option under a Reinsured Contract, such new annuity contract will be included as a Reinsured Contract hereunder.

ARTICLE III.

PAYMENTS; ADDITIONAL CONSIDERATION

Section 3.1. Initial Reinsurance Premium.

(a)  As initial consideration for the Reinsurer entering into this Agreement (the “Initial Premium”),

 Section 3.3. Net Settlement.

(a)  During the term of this Agreement, a settlement amount between the Ceding Company and the Reinsurer as of the last day of each Monthly Accounting Period (the “Net Settlement”) shall be calculated by the Ceding Company, and a statement setting forth details of such calculation (the “Monthly Settlement Statement”) in the form as set forth as Exhibit 1 shall be delivered by the Ceding Company to the Reinsurer no later than          following the end of such Monthly Accounting Period. If the amount of the Net Settlement for such Monthly Accounting Period is positive, the Ceding Company shall pay such amount in cash to the Reinsurer within                 of its delivery of the Monthly Settlement Statement for such period to the Reinsurer. If the amount of the Net Settlement for such Monthly Accounting Period is negative, the Reinsurer shall pay the absolute value of such amount in cash to the Ceding Company or, at the Ceding Company’s option, to the Designated Administrative Account pursuant to Section 4.3, within                 after its receipt of the Monthly Settlement Statement for such period;

Section 3.4. Delayed Payments. If there is a delayed settlement of any payment due hereunder, interest will accrue on such overdue payment at the Interest Rate until settlement is made. For purposes of this Section 3.4, a payment will be considered overdue, and such interest will begin to accrue, on the first day immediately following the date such payment is due. For greater clarity, a payment shall be deemed to be due hereunder on the last date on which such payment may be timely made under the applicable provision.

Section 3.5. Defenses. The Reinsurer accepts, reinsures and assumes the Reinsured Risks subject to any and all defenses, set-offs and counterclaims to which the Ceding Company would be entitled with respect to the Reinsured Risks, it being expressly understood and agreed to by the Parties hereto that no such defenses, set-offs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, set-offs and counterclaims.

Section 3.6. Offset. Except as otherwise provided under applicable Law, any undisputed debits or credits incurred between the Parties on and after the Effective Time in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and shall be set off or recouped, and only the net balance shall be allowed or paid. In the event of any liquidation, insolvency, rehabilitation, conservatorship or comparable proceeding by or against the

Ceding Company or the Reinsurer, the rights of offset and recoupment set forth in this Section 3.6 shall apply to the fullest extent permitted by applicable Law.

Section 3.7. Premium Taxes. For each Monthly Accounting Period, the Parties shall cooperate and provide the other with information regarding Allocated Premium Taxes which is reasonably necessary to calculate the Net Settlement. The amount of Allocated Premium Taxes included in Reinsured Liabilities is an allowance for any Premium Taxes, and, notwithstanding anything to the contrary in this Agreement, the Reinsurer shall have no additional obligation to reinsure, indemnify or reimburse the Ceding Company for any Premium Taxes.

Section 3.8. Expense Allowance. The Reinsurer shall pay to the Ceding Company, on a monthly basis in accordance with Section 3.3, the Expense Allowance.

Section 3.9. Reports from the Reinsurer.

(d)  Promptly after the Ceding Company’s request, the Reinsurer shall provide to the Ceding Company (i) a copy of the Reinsurer’s                 recent annual and quarterly Statutory Financial Statement and a copy of each of their most recent annual audited Statutory Financial Statements, along with the audit report thereon,                                                                                                                                                                                                                                                           all of which shall be treated as Confidential Information by the Ceding Company.

(e)  For so long as this Agreement remains in effect, the Reinsurer shall provide to the Ceding Company the reports set forth on Schedule K-1 within the applicable time periods listed therein.

(f)  At the Ceding Company’s reasonable request at reasonable times upon reasonable prior notice, no more than twice per calendar year, the Reinsurer shall make available appropriate personnel or its Representatives for a meeting (in person or via teleconference or telephone) with the Ceding Company to discuss

Section 3.10. Reports from the Ceding Company.

(a)  For so long as this Agreement remains in effect, the Ceding Company shall provide to the Reinsurer the reports set forth on Schedule K-2 within the applicable time periods listed therein; provided, that from time to time after the Effective Time, the Parties may mutually agree to amend the formats of such reports.

(b)  The Ceding Company shall prepare any other reports reasonably requested by the Reinsurer in connection with the Reinsured Contracts and Reinsured Liabilities, so long as the Ceding Company has the general ability to produce such other reports as reasonably determined by the Ceding Company with reference to its then current operations (“Additional Reports”), including any information that the Reinsurer is required to report on its GAAP and/or SAP financial statements, including information that is necessary to prepare for the adoption of new GAAP and/or SAP accounting requirements, Tax Returns and other required financial reports.

Section 3.11. Modco Reserve Adjustment.

(a)  As of the end of each Monthly Accounting Period, the Ceding Company will determine the amount of the “Modco Reserve Adjustment”.

ARTICLE IV.

ADMINISTRATION

Section 4.1. Administration.

(a)  The Ceding Company shall provide all required, necessary and appropriate administrative and related services with respect to the Reinsured Contracts, including, without limitation, the billing and collection of any Premiums and other Additional Consideration and the administration of claims and any required tax information reporting (collectively, “Administrative Services”).

(e)  The parties recognize that following the Closing Date some or all of the policy numbers associated with the Reinsured Contracts as of the Effective Time may change due to changes to, or conversions of, administrative systems or platforms of the Ceding Company or any of its Affiliates or subcontractors and that such changes to policy numbers shall have no effect on the parties’ respective rights and obligations under this Agreement. The Ceding Company shall provide the Reinsurer with prompt written notice of any change in policy number with respect to any Reinsured Contract.

Section 4.2. Performance Standards.

(a)  The Ceding Company shall administer, or shall cause to be administered, the Reinsured Contracts                                     (i) in a professional and timely manner, (ii) using a standard of care and policies and procedures generally that are, in the aggregate, at least as stringent as that employed by the Ceding Company and consistent in all material respects (including with respect to communications to Policyholders) with the administrative practices and related policies and procedures used by the Ceding Company and its Affiliates

ARTICLE VI.

OVERSIGHTS; COOPERATION

Section 6.1. Oversights. Inadvertent delays, oversights, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any liability that would have attached had such delay, oversight, error or omission not occurred. The Parties shall nevertheless cooperate in good faith to rectify such delay, oversight, error or omission as soon as possible after discovery so that both Parties shall be restored as closely as possible to the positions they would have occupied if no delay, oversight, error or omission had occurred.

Section 6.2. Cooperation. The Ceding Company and the Reinsurer shall cooperate with each other in order to accomplish the objectives of this Agreement by                                                                                                                                                                                                                                                                                                                          furnishing additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or the other Transaction Agreements, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each Party and not impose upon either Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the other Transaction Agreements.

Section 6.3. Changes to RBC Ratio

(a)  In the event of a material change to or elimination by applicable Law of the requirement for the Reinsurer to calculate risk-based capital or in the event there is a material change relating to the framework, factors and/or formulae prescribed by the Insurance Regulator in the Reinsurer Domiciliary State that are used to calculate RBC Ratios from those in effect at the Effective Time, the Parties shall cooperate in good faith to amend this Agreement to adjust the RBC Ratio required under this Agreement so that such adjusted RBC Ratios or any replacement formula as determined after such material change or elimination will reasonably correspond to the relevant RBC Ratio requirements in effect as of the Effective Time, and, if the Parties do not agree on any such adjustments, the Reinsurer shall continue to calculate its RBC Ratio as if such material change or elimination had not occurred.

ARTICLE VII.

INSOLVENCY

Section 7.1. Insolvency of the Ceding Company.

(a)  In the event of the insolvency of the Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Ceding Company or its statutory liquidator, receiver or statutory successor on the basis of the liability of the Ceding Company under the Reinsured Contracts without diminution because of the insolvency of the Ceding Company.

(b)  It is understood, however, that in the event of such an insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the Ceding Company shall give written notice of the pendency of a claim against the Ceding Company on a Reinsured Contract within a reasonable period of time after such claim is filed in the applicable insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to applicable Law and court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE VIII.

DURATION; RECAPTURE

Section 8.1. Duration. This Agreement shall commence at the Effective Time and continue in force until such time as (a) the Ceding Company’s Liability arising out of or related to all Reinsured Contracts is terminated in accordance with their respective terms and each Party has received payments which discharge the other Party’s liabilities incurred hereunder prior to such termination, or                                                                                         if the Reinsurer has provided notice of Termination and each Party has received payments which discharge the other Party’s liability in full in accordance with           the other terms of this Agreement.

Section 8.2. Survival. Notwithstanding the other provisions of this Article VIII, the terms and conditions of Articles I, VIII and     the provisions of Sections 3.6, 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, 11.13 and 11.15 shall remain in full force and effect after the termination of this Agreement.

Section 8.3. Recapture.

(a)  Subject to the terms of this Section 8.3(a), following the occurrence of a Recapture Triggering Event, the Ceding Company shall have the right (but not the obligation) to recapture all (but not less than all) of the Reinsured Risks ceded under this Agreement by providing the Reinsurer with written notice of its intent to effect such a recapture (a “Recapture Notice”); provided, that a Recapture Triggering Event must be continuing on the date that the Recapture Notice is delivered in order for such recapture to be consummated. In the case of a recapture for any Recapture Triggering Event other than a Recapture Triggering Event described in clause (e) of the definition of Recapture Triggering Event,                                                                                                                                                                           For the avoidance of doubt, if the Ceding Company does not exercise its recapture right with respect to any Recapture Triggering Event, the Ceding Company shall subsequently have the right to recapture all, and not less than all, of the Reinsured Risks ceded under this Agreement in accordance with this Section 8.3 following the occurrence of any new Recapture Triggering Event.

(b)  Any recapture pursuant to Section 8.3(a) shall be effective (i) as of 11:59 p.m. (New York time)                                                                                                                                                                                                                                                                                                                                                                                                                                                                                          (the “Recapture Date”).

(c)  Following any recapture of all Reinsured Risks pursuant to Section 8.3(a), subject to the satisfaction of payment obligations described in Section 8.4, (i) both the Ceding Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement in respect of the Reinsured Risks other than (A) any payment obligations due hereunder prior to the Recapture Date but still unpaid on such date,                                                                                                                                                and (ii) no Additional Consideration shall be payable to the Reinsurer with respect to the Reinsured Risks.

(d)  Notwithstanding the remedies contemplated by this Article VIII or the other Transaction Agreements, either Party may, in its sole discretion, require direct payment by the other Party of any sum in default under this Agreement or any other Transaction Agreement or pursue any other remedy to which such Party may be entitled hereunder or at law or in equity in lieu of exercising the remedies in this Article VIII, and it shall be no defense to any such claim that such Party might have had other recourse.

Section 8.6. Reinsurer Termination for Non-Payment. In the event the Ceding Company (or any successor by operation of law of the Ceding Company, including any receiver, liquidator, rehabilitator, conservator or similar Person of the Ceding Company) has failed to timely pay to the Reinsurer undisputed Net Settlement amounts in accordance with Section 3.3(a) in an aggregate amount that exceeds       and such failure has not been cured within       calendar days after written notice thereof from the Reinsurer, the Reinsurer shall have the right to terminate all, and not less than all, of the reinsurance coverage hereunder by providing the Ceding Company with written notice of its intent to effect such a termination; provided, that such failure must be continuing on the date that the Reinsurer delivers such notice of intent to effect such a termination in order for such termination to be consummated. In such event, such failure to pay shall be treated by the Parties as a Recapture Triggering Event and the applicable Party shall tender to the other Party an amount equal to the Recapture Terminal Settlement in accordance with the procedures for terminal accounting set forth in Section 8.4, the applicable Recapture Date being the date of such notice of termination. Following the recapture of all Reinsured Risks hereunder pursuant to Section 8.3 and the payment in full of the Recapture Terminal Settlement thereof,

ARTICLE X.

TAXES

Section 10.1. Withholding. Each Party and any of their agents shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign applicable Tax Law. If a Party determines that an amount is required to be deducted or withheld, such Party shall use commercially reasonable efforts to: (a) provide written notice to the other Party, at least five (5) Business Days before the relevant payment of such deduction or withholding, (b) cooperate in good faith with the other Party to reduce or eliminate the deduction or withholding of such amount and (c) provide the other Party a reasonable opportunity to provide forms or documentation that would exempt such amounts from withholding. If any amount is so withheld and paid over to the applicable

Governmental Authority, such amounts paid to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed. Without limiting the generality of the foregoing, each Party agrees to provide to the other on or before the date hereof an accurate and complete copy of IRS Form W-9 and shall deliver renewals or additional copies of such forms (or successor forms) to the other Party on or before the date that such forms expire or become obsolete or upon the request of the other Party.

Section 10.2. DAC Tax Adjustment.

(a)  To the extent that Section 848 of the Code and corresponding Treasury Regulations Section 1.848-2 are applicable to the Reinsured Contracts, the Ceding Company and the Reinsurer hereby make the joint election provided for in Treasury Regulations Section 1.848-2(g)(8) (the “DAC Tax Election”) and agree as follows:

(i)

The Parties will attach a schedule to their respective U.S. federal income tax returns identifying this Agreement as a reinsurance agreement for which the DAC Tax Election has been made, and will otherwise file their respective federal income tax returns in a manner consistent with the DAC Tax Election. Such schedule shall be attached to each Party’s U.S. federal income tax return filed for the first taxable year ending after the DAC Tax Election becomes effective.

(ii)

The Party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

(iii)

The Parties agree to exchange information pertaining to the amount of the net consideration under this Agreement each year to ensure consistency or as otherwise required by the Code or the Internal Revenue Service.

(iv)	The DAC Tax Election shall be effective for the first taxable year in which this Agreement is effective and for all years for which this Agreement remains in effect.

(b)  As used in this Article X, the terms “net consideration,” “net positive consideration,” “specified policy acquisitions expenses” and “general deductions limitation” are defined by reference to Treasury Regulations Section 1.848-2 and Section 848 of the Code, in effect as of the Effective Time.

(c)  Each of the Parties represents and warrants that it is subject to U.S. taxation under the provisions of Subchapter L of Chapter 1 of Subtitle A of the Code.

ARTICLE XI.

MISCELLANEOUS

Section 11.1. Expenses. Except as may be otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants,

incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the Person incurring such costs and expenses.

Section 11.2. Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following respective addresses (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this Section 11.2).

(a)	if to the Ceding Company:

Metropolitan Life Insurance Company

200 Park Avenue

New York, New York 10166

and

Metropolitan Life Insurance Company

200 Park Avenue

New York, New York 10166

and

Metropolitan Life Insurance Company

200 Park Avenue

New York, New York 10166

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(b)	if to the Reinsurer:

First Allmerica Financial Life Insurance Company

c/o Global Atlantic Financial Company

30 Hudson Yards, 74th Floor

New York, New York 10001

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 7th Avenue

Section 11.3. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by the Transaction Agreements is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by the Transaction Agreements be consummated as originally contemplated to the greatest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as would be enforceable.

Section 11.4. Entire Agreement. This Agreement (including all exhibits and schedules hereto) and the other Transaction Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Ceding Company and/or its Affiliates, on the one hand, and the Reinsurer and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement and the other Transaction Agreements.

Section 11.5. Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Party;                                                                       Any attempted assignment in violation of this Section 11.5 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.

Section 11.6. No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.7. Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by each Party.

Section 11.8. Submission to Jurisdiction.

(a) Each of the Ceding Company and the Reinsurer irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by Law, in such federal court.

(b) Any such Action may and shall be brought in such courts and each of the Ceding Company and the Reinsurer irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.

(c) Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 11.2.

(d) Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 11.9. Governing Law. This Agreement, and the formation, termination or validity of any part of this Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

Section 11.10. Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.

Section 11.11. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other Party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 11.8(a) having jurisdiction, such remedy being in addition to any other remedy to which either Party may be entitled at law or in equity. Each of the Parties acknowledges and agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives

(x) the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

Section 11.12. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. The failure or delay of any Party hereto to enforce at any time any provision of this Agreement or to exercise any right, power or privilege under this Agreement shall not be construed to be a waiver of such provision, right, power or privilege, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision and exercise each and every right, power and privilege under this Agreement in accordance with its terms. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

Section 11.13. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (g) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (h) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (i) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (j) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (k) unless otherwise specified herein, any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (l) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (m) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (n) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated; (o) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (p) all capitalized terms used without definition in the Schedules and Exhibits referred to herein shall have the meanings ascribed to such terms in this Agreement; (q) the word “or” need not be disjunctive;

and (r) where a word or phrase is defined herein, each of its grammatical forms shall have a corresponding meaning.

Section 11.14. Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different Parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail or other means of electronic transmission utilizing reasonable image scan technology (including pdf, DocuSign or any electronic signature complying with the U.S. federal ESIGN Act of 2000) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 11.15. Treatment of Confidential Information.

(a)  The Ceding Company and the Reinsurer agree to hold each other’s Confidential Information in strict confidence and to take all commercially reasonable steps to ensure that Confidential Information is not disclosed in any form by any means by such Party, its Affiliates, by any of its Representatives or subcontractors to third parties of any kind, except as is authorized by the other Party in advance and in compliance with all applicable Law. Additionally, Confidential Information may be shared by either Party on a need-to-know basis with its Affiliates, Representatives           or in connection with the dispute process specified in this Agreement only to the extent necessary for the purposes of this Agreement or for the specific purpose the Confidential Information was provided and such Party shall ensure that its Affiliate, Representative           to whom Confidential Information is disclosed are aware that such Confidential Information may only be used for the purposes for which it was disclosed to them. If any Confidential Information needs to be disclosed as required by applicable Law or court order, the disclosing Party shall (if permitted by applicable Law) provide prompt notice to the other Party prior to such disclosure so that such other Party may (at its expense) seek a protection order or other appropriate remedy which is necessary to protect its interest.

(b)  The Ceding Company will not transfer, disclose, share, furnish, or provide Personal Information to Reinsurer under this Agreement, and the Reinsurer shall have no right to access any Personal Information, except to the extent necessary for purposes of administration of this Agreement. In the event that any Personal Information is provided to the Reinsurer, the Reinsurer will (i) comply in all material respects with applicable Laws with respect to the processing of such Personal Information; (ii) retain, use, process, and disclose all Personal Information created by Reinsurer on behalf of the Ceding Company only to monitor and ensure the Ceding Company’s compliance with the terms of this Agreement, perform the services or its obligations under this Agreement, or as otherwise instructed by the Ceding Company or permitted by this Agreement; (iii) refrain from selling, sharing or disclosing to third parties (other than its Representatives           solely on a need-to-know basis) such Personal Information or using such Personal Information for any purpose unrelated to Reinsurer’s business relationship with the Ceding Company; (iv) subject to applicable Law and the terms of the Reinsurer’s record retention policies, take commercially reasonable steps to comply with the provisions of this Agreement and the reasonable instructions of the Ceding Company to return or destroy the Personal Information; and (v) provide prompt written notice to the Ceding Company in the event of any data security incident that results in unauthorized access to or acquisition of Personal Information provided to the Reinsurer.

(c)  If either Party receives a third party demand pursuant to subpoena, summons, or court or Governmental Order or request, to disclose Confidential Information provided by the other Party, the receiving Party shall, if legally permitted, provide the disclosing Party with prompt written notice of any subpoena, summons, or court or Governmental Order or request, within a reasonable time prior to such release or disclosure. Unless the disclosing Party has given its prior permission to release or disclose the proprietary information, the receiving Party shall not comply with the subpoena prior to the actual date required by the subpoena. If a protective order or appropriate remedy is not obtained, the receiving Party may disclose only that portion of the proprietary information that it is legally obligated to disclose and shall use reasonable best efforts to treat such proprietary information as confidential. However, notwithstanding anything to the contrary in this Agreement, this Section 11.15(c) shall not be construed as requiring the receiving Party to act in any way that would not comply with the subpoena, summons, or court or Governmental Order.

(d)  The Reinsurer shall implement and maintain appropriate administrative, technical, and physical safeguards, including written policies and procedures, compliant with applicable Laws, designed to protect the confidentiality, integrity, and availability of Personal Information and other Confidential Information provided by the Ceding Company.

(e)  As needed to comply with applicable Laws concerning the processing of Personal Information, the Parties agree to work cooperatively and in good faith to amend this Agreement in a mutually agreeable and timely manner, or to enter into further mutually agreeable agreements to the extent required by Law to comply with any such applicable Laws applicable to the Parties.

Section 11.16. Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.

Section 11.17. Sanctions. Notwithstanding other provisions of this Agreement, no Party shall be deemed to provide any part of any cover and no Party shall be liable to pay any part of any premium, claim or provide any part of any benefit hereunder solely to the extent that such portion of the provision of such cover or benefit, or the payment of such premium or claim, would violate any Laws prohibiting the provision of such cover or benefit or the payment of such premium or claim applicable to such Party including, without limitation, economic sanctions law or regulation applicable to either Party, its controlling entity, or its parent company.

[The rest of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written.

METROPOLITAN LIFE INSURANCE COMPANY

FIRST ALLMERICA FINANCIAL LIFE
INSURANCE COMPANY

By:
Name:
Title:

Signature Page to MLIC Coinsurance and Modified Coinsurance Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written.

METROPOLITAN LIFE INSURANCE COMPANY

By:
Name:
Title:

FIRST ALLMERICA FINANCIAL LIFE
INSURANCE COMPANY

Signature Page to MLIC Coinsurance and Modified Coinsurance Agreement